                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            BRUNSWICK CORPORATION
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                            BRUNSWICK CORPORATION
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------
- ----------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                                                                  March 25, 1994

Dear Stockholder:

     You are cordially invited to attend the 1994 Annual Meeting of Brunswick Stockholders to be held on Wednesday, April 27, 1994 at 3:00 P.M. at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois. Brunswick's World Headquarters is on Route 60, just east of the Tri-State Tollway.

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting. Therefore, I urge that you MARK, SIGN, DATE and RETURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am looking forward to seeing you at the meeting.

                                           Sincerely,

                                           /s/ JACK F. REICHERT

                                           Chairman of the Board

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of Brunswick Corporation will be held at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois, on Wednesday, April 27, 1994 at 3:00 P.M. for the following purposes:

          (1) To elect Directors,

          (2) To approve the 1994 Stock Option Plan for Non-Employee Directors,

          (3) To ratify the appointment of Arthur Andersen & Co. as auditors, and

          (4) To consider such other business as may properly come before the meeting.

     Brunswick stockholders of record at the close of business on February 28, 1994 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 25, 1994

                                     [LOGO]

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brunswick Corporation (the "Company") which will be voted at the Annual Meeting of Stockholders to be held on April 27, 1994 and at any adjournment thereof. This statement and form of proxy were first mailed to stockholders on or about March 25, 1994. Any stockholder submitting a proxy may revoke it at any time before it is voted. If a stockholder is participating in the Company's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such stockholder will also govern the voting of all shares held for the stockholder's account under those plans, unless contrary instructions are received.

     Only holders of the Company's 95,426,101 shares of Common Stock outstanding as of the close of business on February 28, 1994, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting. Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted for quorum purposes. The broker nonvotes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. At the meeting, three directors are to be elected. The Board of Directors has nominated Michael
J. Callahan, Jack F. Reichert, and Roger W. Schipke for election as directors to serve for three-year terms expiring at the 1997 Annual Meeting, and until their respective successors shall have been elected and qualified. Leo Herzel has reached the age for mandatory retirement from the Board of Directors and is not standing for election as a director.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting. None of the directors and nominees are affiliated with the Company except for Jack F. Reichert, Chairman of the Board and Chief Executive Officer of the Company, and John P. Reilly, President and Chief Operating Officer of the Company.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING

MICHAEL J. CALLAHAN                                          Director since 1991

Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, since 1992; Executive Vice President -- International Grocery Products of The Quaker Oats Company ("Quaker"), an international manufacturer of foods, beverages and pet foods, 1989-1991; Executive Vice President -- Grocery Specialties Division of Quaker 1988-1989; age 55

JACK F. REICHERT                                             Director since 1977

Chairman of the Board of Brunswick since 1983; Chief Executive Officer of Brunswick since 1982; President of Brunswick 1977-1993; director of The Dial Corp, First Chicago Corporation and The First National Bank of Chicago; age 63

ROGER W. SCHIPKE                                             Director since 1993

Chairman of the Board and Chief Executive Officer of Sunbeam-Oster Corporation, a manufacturer of outdoor, household and specialty consumer products, since 1993; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building 1990-1993; Senior Vice President-Appliances, General Electric Company, a diversified industrial company, 1982-1990; director of Legg-Mason, Inc. and The Rouse Company; age 57

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1996 ANNUAL MEETING

JOHN P. DIESEL                                               Director since 1990

Retired; President of Tenneco Inc., a multi-industry firm with major operations and interests in oil, natural gas pipelines, construction and farm equipment, automotive components, chemicals, shipbuilding, packaging, agriculture and land management, 1979-1988; director of Aluminum Company of America; age 67

DONALD E. GUINN                                              Director since 1990

Chairman Emeritus of Pacific Telesis Group, a tele-communications holding company, since 1988; Chairman and Chief Executive Officer of Pacific Telesis Group, 1984-1988; director of BankAmerica Corporation, Bank of America, NT & SA, The Dial Corp, Pacific Bell, Pacific Mutual Life Insurance Company, Pacific Telesis Group and Pyramid Technology Corporation; age 61

GEORGE D. KENNEDY                                            Director since 1979

Chairman of the Board of Mallinckrodt Group Inc.("Mallinckrodt"), a producer of medical products, specialty chemicals, products for animal health and nutrition, and animal feed supplements, since 1986; Chairman of the Board and Chief Executive Officer of Mallinckrodt 1986-1991; President and Chief Executive Officer of Mallinckrodt 1983-1986; director of American National Can Co., Medical Care America, Inc., Illinois Tool Works, Inc., Kemper Corporation, Kemper National Insurance Co., Scotsman Industries, Inc. and Stone Container Corp.; age 67

BETTYE MARTIN MUSHAM                                         Director since 1993

President and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1977; age 61

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1995 ANNUAL MEETING

BERND K. KOKEN                                               Director since 1988

Chairman of the Board of Abitibi-Price, Inc. ("API"), a producer of newsprint and uncoated groundwood papers and a converter and distributor of papers and other forest products, since 1987; Chairman of the Board and Chief Executive Officer of API 1987-1991; President and Chief Executive Officer of API 1985-1989; director of David R. Webb Co., Inc.; age 67

JAY W. LORSCH                                                Director since 1983

Louis E. Kirstein Professor of Human Relations, Senior Associate Dean and Chairman of Executive Education Programs, Harvard University Graduate School of Business Administration; director of Sandy Corp.; age 61

ROBERT N. RASMUS                                             Director since 1981

Retired; Chairman of the Board and Chief Executive Officer of Masonite Corporation, a developer, manufacturer and marketer of wood composite materials such as hardboard, particleboard, fiberboard and other wood products, 1982-1986; age 68

JOHN P. REILLY                                               Director since 1993

President and Chief Operating Officer of Brunswick since 1993; President of Tenneco Inc.'s Automotive Division, a manufacturer of automotive mufflers, shocks and brake components, 1984-1993; director of Trinova Corporation; age 50

COMMITTEES AND MEETINGS

     The Board of Directors has Executive, Audit, Compensation and Nominating Committees. None of the members of these committees are affiliated with the Company except for Mr. Reichert, who is Chairman of the Executive Committee.

     Members of the Executive Committee are Messrs. Reichert (Chairman), Kennedy, Koken, and Lorsch.

     Members of the Audit Committee are Messrs. Kennedy (Chairman), Callahan, Guinn, and Herzel.

     Members of the Compensation Committee are Messrs. Koken (Chairman), Diesel, Lorsch, and Rasmus.

     Members of the Nominating Committee are Messrs. Lorsch (Chairman), Callahan, Guinn, and Rasmus.

     The Company also has a Corporate Responsibilities Committee, of which Mr. Lorsch and an officer are members.

     The Audit Committee met five times during 1993. The Audit Committee is responsible for assuring that, in all material respects, management shall cause the Company's financial statements to comply with applicable laws and regulations and to make fair and accurate disclosure of the Company's financial position and its results of operations. The Audit Committee meets from time to time with the Company's financial officers and employees, internal auditors and independent public accountants to review the Company's financial statements and reporting practices, the system of internal accounting controls, and the scope, results and fees associated with services performed by the independent public accountants.

     The Compensation Committee met six times during 1993. The Compensation Committee administers the CEO Incentive Plan, Brunswick Performance Plan, Strategic Incentive Plan, 1971 Stock Plan, 1984 Restricted Stock Plan, 1988 Stock Plan for Non-Employee Directors, 1991 Stock Plan and Supplemental Pension Plan. The Compensation Committee, from time to time, also recommends to the Board of Directors compensation of the officers of the Company, and compensation for members of the Board of Directors and its committees except the Compensation Committee.

     The Nominating Committee met five times during 1993. The Nominating Committee recommends to the Board of Directors nominees for directors of the Company to be elected by the stockholders. The Nominating Committee also recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and considers and makes recommendations to the Board with regard to increases and decreases in the size of the Board. The Nominating Committee will consider nominees recommended by stockholders for submission to the Board of Directors. Stockholders wishing to recommend nominees should send such recommendations to the Secretary of the Company.

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition the By-laws provide a procedure for stockholder nominations. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The notice of nomination shall set forth certain information concerning such stockholder and the stockholder's nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The Board of Directors met ten times during 1993.

DIRECTOR COMPENSATION

     Directors who are not officers are entitled to an annual fee of $25,000 and $1,000 for each Board and Committee meeting attended. The Chairman of the Audit Committee receives an additional $5,000 per annum. The Chairman of the Compensation Committee receives an additional $4,000 per annum. The Chairman of the Nominating Committee receives an additional $2,500 per annum. Since 1988 each non-employee director has received at the time of each Annual Meeting of Stockholders an award of Common Stock of the Company having a fair market value of $10,000 at the time of the award pursuant to the 1988 Stock Plan for Non-Employee Directors (the "1988 Stock Plan"). If the 1994 Stock Option Plan for Non-Employee Directors is approved by the stockholders, the 1988 Stock Plan will be terminated, and no further awards will be made under the 1988 Stock Plan.

     Any non-employee director with five years or more of service who retires from the Board will be entitled, depending on age and length of service, to receive for the rest of the director's life a retirement benefit equivalent to up to 100% of the annual retainer payable to the director at the time of retirement and to participate in all insurance and benefit programs in effect for incumbent directors from time to time. A director may elect to receive a reduced amount upon retirement and to have a reduced benefit payable to the director's spouse for life after the director's death. These benefits would be the actuarial equivalent of the benefit payable only to the director for life. If a director dies while serving as a director, the director's spouse will be entitled to 50% of the benefit payable to the director at retirement for up to 10 years, depending on age and length of service. In the event of a change in control of the Company (as defined on page 19) each director, subject to obtaining the consent of the Board of Directors, may elect to have the Company pay in a lump sum the present value of the director's retirement benefits, and the Company will be obligated to continue to provide to retired directors insurance and benefit programs equivalent to those provided at the time of the change in control of the Company.

                                  STOCKHOLDERS

     As of February 28, 1994, each director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                                 Number of Shares             Percent
Name of Individual                                               Beneficially Owned           of
or Persons in Group                                              as of February 28, 1994      Class
- ------------------------------------------------------------------------------------------------------------
Michael J. Callahan                                                  2,441                    *
John P. Diesel                                                       2,714                    *
Donald E. Guinn                                                      3,714                    *
Leo Herzel                                                           4,418                    *
George D. Kennedy                                                    6,248                    *
Bernd K. Koken                                                       3,937                    *
Jay W. Lorsch                                                        5,075                    *
Bettye Martin Musham                                                 1,000                    *
Robert N. Rasmus                                                    12,068                    *
Jack F. Reichert                                                   614,682(1)                 *
John P. Reilly                                                      17,400(1)                 *
Roger W. Schipke                                                     2,750                    *
John M. Charvat                                                    118,805(1)                 *
Frederick J. Florjancic, Jr.                                        58,787(1)                 *
James W. Hoag                                                       55,730(1)                 *
David D. Jones                                                      51,865(1)                 *
All directors and executive officers as a group                  1,324,592(1)                 1.4%

  * Less than 1%

(1) Includes the following shares of restricted stock: Messrs. Reichert 88,064 shares, Reilly 13,600 shares, Charvat 46,350 shares, Florjancic 21,250 shares, Hoag 20,000 shares, Jones 22,000 shares and all executive officers as a group 355,164 shares. Also includes the following shares of common stock issuable pursuant to currently exercisable stock options: Messrs. Reichert 31,335 shares, Charvat 17,333 shares, Florjancic 7,950 shares, Hoag 8,340 shares, Jones 8,940 shares, and all executive officers as a group 136,028 shares.

     The only stockholders known to the Company to own beneficially more than 5% of the outstanding voting securities of the Company are:

                                                                                  Shares
                                                                                  Beneficially
                                                                                  Owned as of
                                                                                  February          Percent
                                 Name and Address of                              28,               of
Title of Class                   Beneficial Owner                                 1994              Class
- ------------------------------------------------------------------------------------------------------------
Common Stock                     Barrow, Hanley, Mewhinney & Strauss              8,727,100(1)      9.1%
                                 280 Crescent Court Street
                                 Dallas, TX 75201
Common Stock                     Sanford C. Bernstein & Co., Inc.                 8,983,597(2)      9.4%
                                 One State Street Plaza
                                 New York, NY 10004

- --------------------------------------------------------------------------------

(1) Barrow, Hanley, Mewhinney & Strauss has sole voting power for 3,139,700 of these shares, shared voting power for 5,587,400 of these shares and sole dispositive power for all of these shares.

(2) Sanford C. Bernstein & Co., Inc. has sole voting power for 5,004,588 of these shares and sole dispositive power for all of these shares.

     In addition, Harris Bankcorp, Inc., 111 West Monroe Street, Chicago, IL 60690, has reported beneficial ownership as of December 31, 1993 of 5,902,364 shares of Common Stock of the Company, representing 6.2% of the outstanding shares, with sole voting power as to 5,899,764 shares, sole dispositive power as to 5,901,564 shares, and shared dispositive power as to 800 shares. These shares include 5,880,558 shares held by Harris Trust and Savings Bank as Trustee of the Brunswick Employee Stock Ownership Plan, of which 2,428,711 shares have been allocated to participants' accounts. The Trustee votes these allocated and unallocated shares in accordance with instructions received from the participants.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee Directors who are responsible for administering all compensation plans in which the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Senior Executives of the Company participate. "Senior Executives" include the Executive Vice President, all Division Presidents and the five most Senior Corporate Executives in the Company. For 1993 and 1994, the compensation of the Company's President and Chief Operating Officer (elected in October 1993), has been set as part of an employment agreement with the Company. The provisions of the employment agreement include an employment period through December 31, 1994, his salary during the period, and a guaranteed bonus. In addition, the agreement provides for an award of restricted stock with a restricted period of five years, and an award of stock options. The President and Chief Operating Officer will not participate in any other incentive plans during the term of the agreement.

EXECUTIVE COMPENSATION PLANS

     We welcome the opportunity to share with our stockholders the details of our executive compensation plans and the philosophy which has been followed in developing these plans.

     The purpose of the plans is to attract and retain outstanding key employees, to encourage an ownership commitment by those employees through grants of stock and/or options, to recognize past performance and to motivate employees by providing incentives for the successful implementation of the Company's strategic thrusts.

     The plans have been designed to place a significant amount of compensation at risk by first setting annual base salaries at levels generally in the middle range of the marketplace for similar positions. Available information on the compensation practices of manufacturing companies with revenues similar to the total Company or the appropriate business unit is used for the purpose of reviewing and establishing salary levels. In addition, similar survey data regarding manufacturers of durable goods and other products is reviewed and compared to data developed internally. Because of their smaller size, the companies included in the peer group index on page 16 are not included in the list of comparable companies for the determination of salary ranges for the Senior Corporate Executives. The total compensation package of each Senior Executive is then developed by including an annual award of stock and stock options as well as opportunities for annual and three-year cash incentives.

     Many of the Company's businesses are extremely sensitive to economic cycles; however, we feel it is important to motivate our Senior Executives and other management employees during all phases of the business cycle. Therefore, the Company challenges its Senior Executives by providing opportunities for annual and three-year cash incentives which may be earned based upon the performance of the Company and/or its businesses. Various performance goals, assigned to maintain an atmosphere of continuous improvement and growth for the future, may be defined in terms of financial results of the Company or the individual business unit, improvements in quality, achievements of targets to improve service to our customers, management development efforts, market share increases or other assigned measurements.

     Participation in the plans varies based upon the levels of responsibility of the Senior Executive and management employees of the Company and its business units. In this way, a greater opportunity for incentive compensation is provided for those employees whose responsibilities are deemed to have the largest impact on the long-term success of the Company. In its administration of the plans the Committee may, from time to time, use judgment and discretion.

     The Company feels strongly that annual grants of stock and/or stock options are an integral part of a Senior Executive's total annual compensation package. It has long been the belief of the Company that Senior Executives who own significant amounts of Company stock are more inclined to focus on its long-term growth, make decisions which are in the best interests of all shareholders and contribute to higher levels of shareholder value.

     Accordingly, during 1993 the Company adopted a formal policy regarding Executive Stock Ownership. Under the guidelines, as approved by the Compensation Committee, Senior Executives of the Company are expected to own specific minimum amounts of Company stock depending upon their position, calculated as a multiple of their base salaries, and ranging from 5 times annual salary for the Chairman and Chief Executive Officer to 1.5 times for the Company's Treasurer. In the case of a new hire or promotion to a Senior Executive level, the individual will be expected to reach the targeted amount required under the policy within five years.

     The executive compensation plans which became effective in 1992 include incentives for short and long-term performance, as described below:

     The Brunswick Performance Plan is an annual bonus plan which provides opportunities for cash bonuses to be earned by Senior Executives and other employees of the Company. Under the Plan, bonus pools are generated based upon the achievement of specified annual financial targets and written objectives which are reviewed by the Committee. In 1993, 60% of the bonus was based on pre-tax earnings goals, 15% was based on cash flow targets and the remaining 25% was based on written objectives. Awards under this Plan to the Executive Vice President range from zero to 80%, and to other Senior Executives range from zero to 60%, of their base salaries in effect at the beginning of the Plan year. Bonuses earned by Senior Executives under the Plan for 1993 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals.

     The Strategic Incentive Plan is a long-term cash bonus plan. Participation includes all Senior Executives and various key management employees who may have a significant impact on the achievement of the Company's strategic goals. The purpose of the Plan is to provide an incentive for the successful implementation of the Company's strategic plan by defining the contribution necessary from each business unit to achieve the plan. Specific written goals to be completed during the three-year performance period of the Plan are submitted to the Compensation Committee. These include, among others, goals related to sales volume, profitability levels, employee development, improvements in quality and customer satisfaction, market share gains, the generation of cash and cost reduction measures. The goals are specific to each operating unit and in some cases to a specific market, such as international, serviced by the operating unit. Amounts earned under the Plan are based upon the percentage of assigned strategic goals achieved multiplied by the maximum bonus which may be paid to each participant as determined at the beginning of the performance period. Bonuses for Division Presidents are determined by the Compensation Committee by measuring the achievement of goals assigned to their individual business units. Corporate participants will earn bonuses based upon the percentage of the total of all assigned goals achieved multiplied by their maximum potential bonus as determined at the beginning of the performance period. Bonuses for Senior Corporate Executives are approved by the Compensation Committee. Actual bonuses paid under this Plan to a Senior Executive at the end of the three-year performance period will range from zero to 75% of the individual Senior Executive's base salary in effect at the beginning of the performance period. Approximately 150 employees have been designated as participants in the Plan for the 1993-95 performance period.

     Under the terms of the 1991 Stock Plan, shares of restricted stock and/or stock options are granted to Senior Executives and certain management employees. In determining awards of restricted stock and stock options for an individual Senior Executive, the Committee begins with a dollar amount equal to a range of 40% to 60% of the Senior Executives' annual salary. At the time of this calculation, restricted shares are valued at their then fair market value and, for purposes of this calculation, stock options are valued at one-third of the then fair market value of the shares. An assessment of the performance of each individual Senior Executive is completed, after which a final award, expressed as a percentage of salary, is determined. The size of previous awards of stock or stock options made to a Senior Executive is not considered in the final determination. The number of shares of restricted stock and options to be granted is then determined (using a ratio of approximately one-third in restricted stock and two-thirds in options). All awards of restricted stock and stock options granted to Senior Executives are approved by the Compensation Committee.

     For the shares of restricted stock granted in 1993, restrictions will lapse in four years on one-half of the shares and in five years on the remaining shares or earlier in the case of normal retirement. Options granted in 1993 have an exercise price equal to the market value of the stock on the date of grant, will vest over three years and are exercisable for a ten-year period. The value to the participant of each stock option depends upon the extent to which the market value of the stock increases over the exercise price. Grants of restricted stock are limited to Senior Executives. In 1993, 413 employees received options under the Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation of the Chief Executive Officer in 1993 consisted of two components: cash, which included his base salary and a bonus earned under the terms of the CEO Incentive Plan, and stock through grants of restricted stock and stock options awarded under the 1991 Stock Plan.

     Mr. Reichert's total compensation package contains both fixed and variable components. The fixed portion of his compensation is comprised of his base salary and the value of restricted stock awarded. This portion represented approximately 47% of his total compensation in 1993. The balance is variable and includes any payments earned under the CEO Incentive Plan, any appreciation in the value of restricted stock during the restricted period, and the value of the stock options granted to him during the year.

     The Board of Directors has adopted a policy to review Mr. Reichert's performance on a semi-annual basis. Each performance evaluation includes a review of the status of his achievement of assigned goals under the CEO Incentive Plan (described below) and an assessment of the state of the Company and its performance as compared to competitors, general economic conditions, industry environment and other factors.

     The Committee reviews Mr. Reichert's base salary annually and establishes recommendations for action by the Board of Directors after considering a number of factors, including available market data, Company performance as compared with the overall economic and industry environment and an assessment of his leadership of the Company in that environment. In July, 1993, after a determination by the Committee of improvements made in various measures of performance of the Company including a significant increase in operating earnings from 1991 to 1992, an increase of over 15% in the Company's stock price from year-end 1991 to year-end 1992, a decrease in the debt-to-capitalization ratio and an increase in the working capital ratio, the Committee awarded Mr. Reichert a 5% salary increase to $735,000, which places him in the middle range of the marketplace for similar positions in companies of comparable size. This salary increase was his first since June, 1990. Because he had voluntarily reduced his salary by $110,000 in 1991, his current annual base salary is equal to that in effect in 1988.

     The CEO Incentive Plan, a cash bonus plan, provides a format for the assignment of specific goals for the Chief Executive Officer which are designed to create and enhance shareholder value. The Compensation Committee, in conjunction with Mr. Reichert, develops these goals which include various strategic initiatives to be achieved at specified times and which reflect the vision of the Chief Executive Officer as regularly reviewed and approved by the full Board of Directors. These goals may include the continuing identification of new growth opportunities for the Company, succession planning, expansion of the global presence of the Company's product lines and the strengthening of the Company's balance sheet to ensure the future health and well-being of the Company. Mr. Reichert does not participate in either the Brunswick Performance

Plan or the Strategic Incentive Plan. Instead, he may earn from zero to 200% of his salary annually under the CEO Incentive Plan, based upon the Committee's assessment of his performance against the goals assigned.

     For 1993, the Committee recommended, and the Board of Directors approved, a bonus of $700,000 under the Plan based upon its assessment of the level of Mr. Reichert's achievement of his assigned goals. In its deliberations, the Committee considered all of the goals which had been assigned to him for 1993. The most significant of the goals achieved were: (i) to strengthen Senior Executive management, a President and Chief Operating Officer was successfully recruited and elected effective October 15, 1993; (ii) as part of a major strategic objective of the Company to increase its non-durable consumer product and service offerings, a manufacturer of bowling lane finishes was acquired, various test sites of a family restaurant and indoor playground concept were opened, and joint ventures were formed to expand the Company's involvement in the operation of retail bowling centers in international markets; and (iii) shareholder value was enhanced with an increase in operating earnings of 25% from the prior year. Other goals which were achieved in 1993 included the election of additional members to the Board of Directors, gains in the market share of the Company's products, the renegotiation of a revolving line of credit for the Company, and the maintenance of the Company's debt ratings.

     Under the 1991 Stock Plan, Mr. Reichert may receive grants of restricted stock and/or stock options. The terms of his Employment Agreement with the Company entitle Mr. Reichert to an annual grant of restricted stock with a minimum value equivalent to 75% of his base salary. However, for the past several years (and again in 1993), to set the proper tone in the Company, he has voluntarily requested that the grants to which he is entitled be reduced. In January 1993, Mr. Reichert accepted a grant of 16,150 restricted shares (with a value at grant date equal to 38% of his annual salary) and an option for 48,450 shares.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Company has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 ("the Act"), which established a million dollar tax deduction limitation in August, 1993 for the taxable year beginning January 1, 1994. The limitation applies to compensation in excess of $1 million paid to any executive who is employed by the Company on December 31 and named in the summary compensation table, with certain exceptions including an exception for compensation based upon objective performance measurements which are administered by a committee of outside directors and approved by stockholders.

     After a detailed review of the provisions of the Act as they pertain to the Plans currently in effect in the Company, the Committee has determined the following:

     (i) Because of the restrictive provisions with respect to discretion in determining Mr. Reichert's bonus under the CEO Incentive Plan, the Company will not submit the Plan to shareholders for approval. The Committee feels that due to the broad scope of his duties and assigned goals, the assessment of the performance of the Chairman and Chief Executive Officer may be in part judgmental and cannot necessarily be measured in finite terms. In addition, Mr. Reichert has the right, under the terms of his

         Employment Agreement, to elect to defer payment of any portion of a bonus earned under this Plan until after his retirement from the Company when payment of such deferred compensation would not be subject to the tax deduction limitation;

     (ii) As specified in the proposed regulations, in order for compensation attributable to the exercise of stock options to remain deductible, prior to April, 1997, the 1991 Stock Plan will be amended to include a limitation on the number of options which may be granted to any one participant;

     (iii) The provisions in the 1991 Stock Plan which allow the awarding of restricted stock, however, will not be amended. Awarding a fixed number of restricted shares is an integral part of a Senior Executive's compensation package. The Company feels strongly that these grants further align the Senior Executives' interests with those of the shareholders. Therefore, the Company will not attempt to qualify for a deduction any compensation related to the transfer of restricted stock awarded under the Plan. Further, grants of restricted stock to the Chairman and Chief Executive Officer and to the Executive Vice President are, under the provisions of the Act, grandfathered and excluded from the limitation because their respective Employment Agreements were in effect prior to February 17, 1993;

     (iv) Because the likelihood of the Company losing a tax deduction due to payments under the Brunswick Performance Plan to covered executives exceeding the million dollar limit appears extremely remote at this time, the Company does not currently intend to qualify for a deduction such compensation resulting from payments made under the Plan. The Chairman and Chief Executive Officer does not participate in this Plan; and

     (v) The Company does not intend to submit the Strategic Incentive Plan to shareholders for approval in order to qualify the payments as performance-based compensation. Bonus payments under the Plan are earned by the accomplishment of strategic goals that are partly judgmental rather than being solely formula driven. The Company feels the integrity of this Plan would be compromised by attempting to satisfy the requirements for an exception to the deduction limitation. The Chairman and Chief Executive Officer of the Company does not participate in the Strategic Incentive Plan, and it is unlikely that payments under this Plan to other covered executives will result in the Company's loss of a tax deduction.

     The Company and the Committee will continue to monitor the impact of these Plans with respect to the deduction limitation.

     Submitted by Members of the Compensation Committee of the Board of Directors

        B. K. Koken, Chairman
        J. P. Diesel
        J. W. Lorsch
        R. N. Rasmus

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term
                                                                                  Compensation
                                           Annual Compensation         ----------------------------------
                                     -------------------------------          Awards            Payouts
                                                            Other       ---------------------   ----------
                                                            Annual     Restricted    Securities     Long Term    All Other
                                                            Compen-    Stock         Underlying     Incentive     Compen-
        Name/Position         Year   Salary     Bonus       sation(1)  Awards(2)     Options        Payouts(3)   sation(4)
- --------------------------------------------------------------------------------------------------------------------------
Jack F. Reichert/             1993   $717,644   $700,000    $62,964    $268,494      48,450         0              $71,247
Chairman of the Board and     1992    700,000    500,000     78,208     194,250      28,000         0               81,597
Chief Executive Officer       1991    734,055          0       *        385,000           0         0                *
- --------------------------------------------------------------------------------------------------------------------------
John M. Charvat/              1993   $472,000   $100,000   $    705    $145,053      26,175         0             $ 47,646
Executive Vice President      1992    464,907    150,000        436     111,000      15,800         0               45,996
                              1991    437,616     60,000       *        196,000           0         0                *
- --------------------------------------------------------------------------------------------------------------------------
Frederick J. Florjancic, Jr./ 1993   $286,562   $200,000   $    640    $ 70,656       8,500         0             $ 10,961
Corporate Vice President and  1992    270,615     80,000        436      55,500       9,000         0               11,188
President, Brunswick Division 1991    257,499          0       *         91,000           0         0                *
- --------------------------------------------------------------------------------------------------------------------------
James W. Hoag/President,      1993   $312,795   $160,000    $   530    $ 58,187       7,000         0              $86,555
US Marine Division            1992    310,000     30,000        436      62,437      10,400         0               66,806
                              1991    295,575          0       *        105,000           0         0                *
- --------------------------------------------------------------------------------------------------------------------------
David D. Jones/President,     1993   $316,041   $ 80,000    $ 1,089    $ 83,125      10,000         0              $20,330
Mercury Marine Division       1992    310,164    135,000        436      62,438       9,900         0               17,510
                              1991    292,260     40,000       *        105,000           0         0                *
- --------------------------------------------------------------------------------------------------------------------------

 * Under the Securities and Exchange Commission's transition rules, no disclosure is required.

(1) This column includes $34,070 paid in 1993 by the Company for financial and tax services provided to Mr. Reichert by an independent public accounting firm. Disclosure of amounts paid by the Company for such services provided to the other named officers is not required.

(2) The amounts shown in this column are the value of the restricted shares as of the date of grant. The total number and value of restricted stock holdings as of December 31, 1993 for the named officers are as follows:
    Messrs. Reichert 57,650 shares, $1,037,700; Charvat 30,725 shares, $553,050; Florjancic 14,750 shares, $265,500; Hoag 15,500 shares, $279,000;
    and Jones 17,000 shares, $306,000. Dividends are paid quarterly on all shares of restricted stock. The shares of restricted stock awarded to named officers on May 1, 1991 which vested on March 15, 1994 were: Messrs. Reichert 27,500 shares; Charvat 14,000 shares; Florjancic 6,500 shares; Hoag 7,500 shares; and Jones 7,500 shares.

(3) The named officers and other executives of the Company participate in the 1984 Restricted Stock Plan which, in addition to restricted stock awards, provides for the payment of Cash Performance Awards at the end of the restricted period if financial performance standards are met. Since such standards have not been met, the restricted stock vested without any Cash Performance Awards.

(4) All Other Compensation for 1993 for the named officers is comprised of the following: (i) Company contributions to the Brunswick Retirement Savings Plan for Messrs. Reichert $899; Charvat $899; Florjancic $899; Hoag $600; and Jones $899; (ii) Company contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Reichert $491; Charvat $491;

     Florjancic $687; Hoag $530; and Jones $393; (iii) Company contributions for Mr. Hoag to the Bayliner Profit Sharing Plan and Trust (the "Bayliner Plan") of $11,443, allocations under the Bayliner Plan to Mr. Hoag due to forfeitures of $4,175, and earnings under the Bayliner Plan allocated to Mr. Hoag of $38,538; and (iv) the present value of the expected cash surrender value at rollout attributable to the 1993 premium plus the P.S. 58 cost (the cost of term insurance) under the Company's split dollar life insurance arrangements: Messrs. Reichert $69,857, Charvat $46,256, Florjancic $9,375, Hoag $31,269 and Jones $19,038.

                             OPTION GRANTS IN 1993

                                Individual Grants(1)
                                -----------------------------------------------   Potential Realizable
                                Number of   % of Total                            Value at Assumed Annual
                                Securities  Options                               Rates of Stock Price
                                Underlying  Granted to                            Appreciation for Option Term
                                Options     Employees     Exercise   Expiration   -----------------------------------
Name                            Granted     in 1993(2)    Price      Date         0%         5%             10%
- ---------------------------------------------------------------------------------------------------------------------
Jack F. Reichert                  48,450       5.87%      $16.625      01/04/03    0        $506,563       $1,283,730
John M. Charvat                   26,175       3.17%       16.625      01/04/03    0         273,669          693,532
Frederick J. Florjancic, Jr.       8,500       1.03%       16.625      01/04/03    0          88,871          225,216
James W. Hoag                      7,000        .85%       16.625      01/04/03    0          73,188          185,472
David D. Jones                    10,000       1.21%       16.625      01/04/03    0         104,554          264,960
All Shareholders(3)                  N/A         N/A          N/A           N/A    0    $995,942,976   $2,523,915,042

(1) Non-qualified stock options were granted at 100% of the closing fair market value on the date of grant with a ten year option term. The options vest in increments of 30%, 30% and 40% on the first three anniversaries of the grant date, January 4, 1993, or earlier if there is a change in control of the Company. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the required withholding taxes.

(2) Based on 825,475 options granted to 413 employees.

(3) The potential realizable values for all shareholders were calculated using the grant price shown above on January 4, 1993 and the total outstanding shares of Common Stock on December 31, 1993. At 5% and 10% annual appreciation the value of the Common Stock would be approximately $27.08 per share and $43.12 per share, respectively, at the end of the 10-year period.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                    Number of Securities                        Value of
                              Number of            Underlying Unexercised               Unexercised, In-the-Money
                              Shares              Options Held at 12/31/93             Options Held at 12/31/93(1)
                              Acquired on       -------------------------------       ------------------------------
         Executive            Exercise         Exercisable       Unexercisable       Exercisable       Unexercisable
- --------------------------------------------------------------------------------------------------------------------
Jack F. Reichert              0                8,400             68,050           $  34,650          $ 147,469
John M. Charvat               0                4,740             37,235              19,552             81,613
Frederick J. Florjancic, Jr.  0                2,700             14,800              11,137             37,675
James W. Hoag                 0                3,120             14,280              12,870             39,655
David D. Jones                0                2,970             16,930              12,251             42,336

(1) Represents the difference between the option exercise price and the fair market value of the Company's common stock on December 31, 1993.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1993

                                                                                                 Estimated
                                                                                                 Future Payouts
                                                                                                 Under Non-Stock
                                                                                                 Price-Based
                                                                                                 Plans
                               Name                                 Performance Period           Maximum(1)
- --------------------------------------------------------------------------------------------------------------------
John M. Charvat                                                      1/4/93 - 12/31/95            $ 354,000
Frederick J. Florjancic, Jr.                                         1/4/93 - 12/31/95              213,750
James W. Hoag                                                        1/4/93 - 12/31/95              232,500
David D. Jones                                                       1/4/93 - 12/31/95              236,250

(1) These amounts are the maximum payments which may be paid if all goals are achieved under the Strategic Incentive Plan, a three year cash bonus plan in which certain officers and key executives of the Company and its divisions participate.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG BRUNSWICK, S&P 500 INDEX AND PEER GROUP

     MEASUREMENT PERIOD                                        S&P 500
   (FISCAL YEAR COVERED)        BRUNSWICK      PEER GROUP       INDEX
1988                                 100.00         100.00         100.00
1989                                   86.1           94.9          131.7
1990                                   56.9           61.1          127.6
1991                                   91.2           84.9          166.5
1992                                  109.9           89.8          179.2
1993                                  124.8          112.9          197.2

Basis of comparison is a $100 investment at December 31, 1988 in each of Brunswick, the S&P 500 Index and a peer group of three recreation manufacturing companies (Outboard Marine Corporation, Anthony Industries, Inc. and Johnson Worldwide Associates, Inc.) weighted by the beginning of the year market value of each company. All dividends are reinvested.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to the Company's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of the
Three Highest                                                     Retirement Income for
Consecutive Years'                                            Years of Participating Service
Earnings as a                              -------------------------------------------------------------------
Participant                                   15                 20                 25                  30
- --------------------------------------------------------------------------------------------------------------
$ 300,000                                  $ 99,000           $132,000           $165,000           $  198,000
  600,000                                   198,000            264,000            330,000              396,000
  900,000                                   297,000            396,000            495,000              594,000
 1,300,000                                  429,000            572,000            715,000              858,000
 1,700,000                                  561,000            748,000            935,000            1,122,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions but excluding bonuses earned under the Strategic Incentive Plan), and age.

     The earnings used to calculate benefits under the salaried pension plans are salary and bonus as set forth in the summary compensation table. The years of service of the officers named in the summary compensation table are: Messrs. Reichert, 30 years; Charvat, 30 years; Florjancic, 8 years; and Jones, 12 years. Mr. Hoag does not participate in any salaried pension plan.

     If there is a change in control of the Company on or before March 1, 1996 and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of the Company, benefits would be increased so that there would be no excess net assets. The Company has adopted a formula for increasing the benefits of participants and retirees under the salaried pension plans. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of the Company, the participant's pension would not be reduced as a result of early retirement.

                             EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Reichert and Charvat which provide for their employment through September 30, 1995 and August 1, 1995, respectively. The agreements provide for an annual salary of not less than $545,000 for Mr. Reichert and $325,000 for Mr. Charvat, and an annual bonus for Mr. Reichert under the CEO Incentive Plan from zero to 200% of salary based on the accomplishment of specified strategic goals and the Company's overall performance and an annual bonus for Mr. Charvat under the Brunswick Performance Plan from zero to 80% of salary based on the achievement of specified goals. The agreements also provide for an annual award of restricted stock of not less than 75% of salary for Mr. Reichert and

60% of salary for Mr. Charvat. In 1993 Messrs. Reichert and Charvat voluntarily agreed to reduce their restricted stock awards to 38% and 30% of their salaries, respectively. They also received options to purchase 48,450 shares and 26,175 shares, respectively, of Common Stock of the Company at a price of $16.625 per share exercisable over a ten-year period. The agreements further provide that with some exceptions they shall participate in all benefit plans offered to the Company's Senior Executives, and Mr. Reichert's agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by the Company. Mr. Reichert may elect to defer receipt of cash compensation under his agreement. Life insurance of three and one-half times Messrs. Reichert's and Charvat's base salary (less the face amount of any policy released to Mr. Reichert under the Company's Split Dollar Life Insurance Plan) is to be maintained for them while they are employed, and this insurance is to be maintained for Mr. Reichert for 15 years thereafter and for Mr. Charvat until the release date in the policies, which obligations are currently being fulfilled partly through the Split Dollar Life Insurance Plan. If Mr. Reichert's employment terminates at age 65 or later, the Company will provide him with office space and secretarial assistance for five years following his retirement as long as he is a director or a consultant to the Company.

     If Messrs. Reichert's or Charvat's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Messrs. Reichert or Charvat resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Messrs. Reichert or Charvat that as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by the Company of the agreement, Mr. Reichert's agreement provides that he may elect to receive, and Mr. Charvat's agreement provides that he shall receive, a lump sum payment equal to
(i) his salary for the remainder of the term of the agreement at the rate in effect as of the date of termination, (ii) a bonus of 100% of salary for Mr. Reichert and 44% of salary for Mr. Charvat for each year or portion thereof for the remainder of the term of the agreement and (iii) a restricted stock award of 75% of salary for Mr. Reichert and 60% of salary for Mr. Charvat for each year or portion thereof for the remainder of the term of the agreement. If the lump sum payments are paid to Messrs. Reichert and Charvat, each shall be treated as though he had continued to participate in the Company's incentive compensation and employee benefit plans for the remainder of the term of the agreement, and each will receive a lump sum payment equal to the then present value of the additional pension benefit he would have accrued for the remainder of the term of the agreement. The agreements prohibit competition with the Company by Messrs. Reichert and Charvat during the term of the agreements and for five years thereafter and require confidentiality on the part of Messrs. Reichert and Charvat during and after the term of the agreements.

     Within sixty days after there has been a change in control of the Company, the Company is required under the agreement to pay Mr. Reichert any amount then held for him in a deferred compensation account. Upon Messrs. Reichert's and Charvat's requests after a change in control of the Company, the Company is required under the agreements to pay a lump sum pension payment equal to the present value of benefits accrued under the Supplemental Pension Plan as of the end of the prior year. The definition of a change in control includes (i) the ownership of 30% or more of the outstanding voting stock of the Company by any person other than an employee benefit plan of the Company, (ii) a tender offer which has not been negotiated and approved by the Board of Directors of the Company for stock of the Company if (a) the offeror owns or has accepted for payment 25% or more of the outstanding voting stock of the Company or (b) the offer remains open three days before its stated termination date and if the offeror could own 50% or more of the outstanding voting stock of the Company as a result of the offer, or (iii) the failure of the Board of Directors' nominees to constitute a majority of the Board of Directors of the Company following a contested election of directors. Messrs. Reichert's and Charvat's agreements also provide that if either is required to pay any excise tax on payments from the Company by reason of Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse him for such excise tax plus any other taxes owed as a result of such reimbursement.

     Messrs. Reichert's and Charvat's agreements provide that either may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his salary for the lesser of two years or the remainder of the term of the agreement at the rate in effect as of the date of termination, (ii) a bonus of 100% of salary for Mr. Reichert and 44% of salary for Mr. Charvat for the lesser of two years or the remainder of the term of the agreement, and (iii) a restricted stock award for the lesser of two years or the remainder of the term of the agreement of 75% of salary for Mr. Reichert and 60% of salary for Mr. Charvat. Also, each would be treated as though he had continued to participate in the Company's incentive compensation and employee benefit plans for such period, and each will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for such period.

     The Company also has employment agreements with Messrs. Florjancic, Hoag, and Jones and certain other officers which provide that after a change in control of the Company each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the executive's annual salary immediately prior to the change in control, with the opportunity for regular increases, and incentive compensation, employee benefits and perquisites equivalent to those provided by the Company to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Messrs. Reichert's and Charvat's agreements described above. Within 60 days after a change in control, the Company is required to pay the executive a lump sum pension payment equal to the present value of benefits accrued under the Supplemental Pension Plan as of the end of the prior year.

     If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a reasonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or breach by the Company of the agreement, the executive would be paid a lump sum payment equal to (i) his or her salary for three years at the rate in effect as of the date of termination, (ii) a bonus of 30% of salary for each of the three years, (iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 37.5% of salary for each of the three years, and (iv) a restricted stock award for each of the three years comparable to the executive's most recent restricted stock award. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced proportionally. If the lump sum payments are paid, the executive shall be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years. The agreements prohibit competition with the Company by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on payments from the Company by reason of Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement.

     The agreements provide that each executive may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his or her salary for two years at the rate in effect as of the date of termination, (ii) a bonus of 30% of salary for the two years, (iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 37.5% of salary for the two years, and (iv) a restricted stock award for each of the two years comparable to the executive's most recent restricted stock award. Also, the executive would be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the two years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit that would have accrued for the two years. If the executive attains age 65 during such two-year period, all of the foregoing payments will be reduced proportionally.

                 PROPOSAL TO APPROVE THE 1994 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     The Company's Board of Directors adopted, contingent upon stockholder approval, and recommends to the stockholders for their approval, the Brunswick Corporation 1994 Stock Option Plan for Non-Employee Directors (the "1994 Plan"). The principal features of the 1994 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 1994 Plan, which is attached to this proxy statement as Exhibit A.

     The purpose of the 1994 Plan is to supplement the cash fees paid to non-employee directors by granting them options to purchase Common Stock that will increase their proprietary interest in the Company and their identification with the interests of its stockholders. The Company's Board of Directors currently consists of 12 members, 10 of whom are not employees of the Company and 9 of whom would qualify to participate in the 1994 Plan. One director is retiring from the Board of Directors, and accordingly, he does not qualify for an award.

OPTIONS

     If the 1994 Plan is approved by the stockholders, non-employee directors at the time of each Annual Meeting of Stockholders of the Company beginning with the 1994 Annual Meeting will receive options to purchase a number of shares of Common Stock such that the options will have a value of $25,000 using the Black-Scholes pricing model with the assumptions specified in the 1994 Plan. The exercise price of the options will be 100% of the fair market value of the Common Stock on the date of the award. The options become fully exercisable six months after the date of the award and may be exercised at any time thereafter until the tenth anniversary of the date of the award.

     If a director ceases to be a director during the six months following the award for any reason other than death or disability, the option terminates and is of no further force or effect. If a director ceases to be a director after six months from the award date or becomes disabled during the six months following the award date, the director may exercise the option at any time during the remainder of the ten year term. In the event of the death of a director before the option expires, the option may be exercised during the remainder of the ten year term by the person or persons to whom the rights under the option are transferred by will or the laws of descent and distribution.

     If the 1994 Plan had been in effect in 1993 the eight non-employee directors as a group would have received options to purchase 36,000 shares of Common Stock at an exercise price of $13.50 per share. If March 15, 1994 were a date on which options were granted, each non-employee director would have received options to purchase 2,500 shares of Common Stock at an exercise price of $22.50 per share.

ADMINISTRATION

     The 1994 Plan would be administered by the Compensation Committee of the Board of Directors, which Committee consists of non-employee members of the Board. The Committee's administrative functions would be ministerial in view of the Plan's explicit provisions, including those relating to the eligibility for awards and the fixed number of options to be awarded to each director.

MAXIMUM NUMBER OF SHARES

     The 1994 Plan provides for the issuance of a maximum of 200,000 shares of Common Stock of the Company (subject to adjustment as described below). The shares will be treasury shares.

     Shares related to awards that expire unexercised or are forfeited, terminated, surrendered, or cancelled in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the 1994 Plan.

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

     In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged. In the event of a spin-off, extraordinary dividend or other distribution or similar transaction, the Compensation Committee may adjust equitably the exercise price of any outstanding options.

AMENDMENT AND TERMINATION

     The Board of Directors may, at any time, amend or terminate the Plan provided, however, the Plan may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No such amendment shall, without stockholder approval, increase the size of awards under the Plan or modify the requirements for eligibility to receive awards under the Plan. Also, no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of directors affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

     The closing price of the Company's Common Stock on March 15, 1994 as reported on the New York Stock Exchange Composite Tape was $22.50.

FEDERAL INCOME TAX CONSEQUENCES

     A director who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Generally, upon exercise of a stock option by a director the difference between the option price and the fair market value of the Common Stock will be considered ordinary income at the time of exercise. Generally, the Company is entitled to an income tax deduction for any income taxed to the director.

     Approval of the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting in person or by proxy.

     The Board of Directors recommends a vote FOR approval of the 1994 Plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has appointed Arthur Andersen & Co. ("Andersen"), independent public accountants, auditors for the Company and its subsidiaries for the year 1994. The Board of Directors recommends to the stockholders that the appointment of Andersen as auditors for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of Andersen, the selection of auditors will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Andersen are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote FOR the proposal.

                                 OTHER MATTERS

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may be considered at the Meeting.

     The entire expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, the Company has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by the Company. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy for the 1995 Annual Meeting must be received by the Company at its offices at 1 N. Field Ct., Lake Forest, Illinois 60045-4811, Attention: Secretary, no later than November 25, 1994 and must otherwise meet the requirements of those rules.

CONFIDENTIAL VOTING POLICY

     The Board of Directors has adopted the following Confidential Voting
Policy:

     It is the policy of this Company that all stockholder proxies, ballots and voting materials that identify the votes of specific stockholders shall be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a stockholder expressly requests disclosure, (iii) that aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant, and (iv) as required to carry out the purpose of this policy.

     Proxy cards, ballots and other voting materials that identify stockholders may be reviewed and counted only by (i) vote tabulators, who may be employees of the Company, (ii) an independent business entity which is not an affiliate of the Company, and (iii) the Company's outside lawyers, provided any of those persons who participate in the review or counting of proxy cards, ballots and other voting materials sign a statement agreeing to comply with this policy. The tabulation process and results of stockholder votes shall be inspected by inspectors of election who may be employees of the Company, and who shall certify that the election and tabulation was to the best of their knowledge, after diligent inquiry, carried out in compliance with this policy.

     The Company's independent public accountants shall review (i) the signed statements referred to above, (ii) the systems in place in the Company designed to protect the confidentiality of the proxy vote, and (iii) the report of the inspectors of election, and shall report their findings to the Audit Committee of the Company's Board of Directors to ensure that the proxy tabulation was carried out in keeping with the intent of this policy.

     In the event of a contested election for directors or the removal of directors (or any other contested matter at an annual or special meeting of stockholders) as determined by the filing of an opposition proxy statement with the Securities and Exchange Commission or by any other solicitation in opposition to a solicitation by the Board of Directors of the Company, the Company shall request in writing that the party (the 'Proponent') filing the opposition statement or soliciting proxies in opposition observe this policy and agree to the retention by the Company of independent third party tabulators and inspectors of election and that the votes of specific stockholders may only be disclosed to such tabulators and inspectors and the outside lawyers of the Company and the Proponent, all of whom must agree in writing to comply with this policy. The Company shall not be obligated to comply with this policy in such a contested election in the event the Proponent is not willing to so agree.

     This policy shall not operate to prohibit stockholders from disclosing the nature of their votes to the Company or the Board of Directors if any stockholder so chooses or to impair free and voluntary communication between the Company and its stockholders.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                           By order of the Board of Directors,

                                           /S/ DIANNE M. YACONETTI

                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 25, 1994

                                                                       EXHIBIT A

                             BRUNSWICK CORPORATION
                             1994 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     1. PURPOSE OF THE PLAN. The purpose of the Brunswick Corporation 1994 Stock Option Plan for Non-Employee Directors ("Plan") is to supplement the cash fees paid to non-employee directors by granting stock options that will increase their proprietary interest in Brunswick Corporation (the "Company") and their identification with the interests of its shareholders.

     2. OPTIONS. On the date of each Annual Meeting of Stockholders of the Company beginning with the 1994 Annual Meeting, directors who continue in office after each such date and who then are not employees of the Company each shall be granted non-qualified stock options to purchase a number (rounded to the nearest
100) of shares of Common Stock of the Company such that the options on the date of grant will have a value as close as possible to $25,000 under the Black-Scholes pricing model using the following assumptions: (a) volatility based on 36 months of monthly stock prices, (b) risk free rate of return based on the 10 year U.S. Treasury bond, (c) dividend yield determined by dividing the dividend by the stock price at the time of grant and (d) the time of exercise to be 10 years. Shares of Common Stock issued upon exercise of options shall be treasury shares.

     3. OPTION PRICE. The option exercise price per share of Common Stock shall be 100% of the reported closing price for the Common Stock on the New York Stock Exchange Composite Tape for the date on which the award is granted.

     4. OPTION TERM. Options shall become fully exercisable six months from the date of grant and thereafter may be exercised by the director at any time until the tenth anniversary of the grant date, at which time the options shall expire. In the event the director ceases to be a director for any reason other than death or disability during the six months following the grant of the options, the options shall terminate and be of no further force or effect.

     5. OPTION EXERCISE. Options shall be exercised in whole or in part by written notice to the Company and payment in full of the option price. Payment of the option price may be made, at the discretion of the option holder, (a) in cash (including check, bank draft, money order or payment in accordance with a cashless exercise program under which, if so instructed by the director, shares of Common Stock may be issued directly to the director's broker or dealer upon receipt of the option price in cash from the broker or dealer), (b) in Common Stock (valued at the Fair Market Value on the Date of Exercise), or (c) by a combination of cash and Common Stock.

     6. DEPARTURE OR DEATH OF DIRECTOR. In the event a director ceases to be a director after six months from the date of the grant of an option but before the option expires or in the event a director becomes disabled before six months from the date of the option, he or she may continue to exercise the option at any time during the remainder of the ten year term of the option to the same extent as if he or she had remained a director of the Company. In the event of the death of a director before the option expires, the option may be exercised during the remainder of the ten year term by the person or persons to whom the rights under the option are transferred by will or the laws of descent and distribution even if the option was not then exercisable.

     7. DATE OF EXERCISE. The "Date of Exercise" shall be the date on which written notification of the intent to exercise is received by the Company from the director.

     8. FAIR MARKET VALUE. For purposes of determining the amount of taxable income upon exercise of stock options and the value of any Common Stock used to pay the option purchase price, the "Fair Market Value" of the Common Stock shall be the reported closing price for the Common Stock on the New York Stock Exchange Composite Tape on the Date of Exercise.

     9. NUMBER OF SHARES. The number of shares of Common Stock which may be issued upon the exercise of stock options shall not exceed, in the aggregate, 200,000 shares except for adjustments provided for in Section 11 (a) and provided that shares related to awards that expire unexercised or are forfeited, surrendered, terminated, or cancelled in such manner that all or some of the shares covered by an award are not issued to a director shall immediately become available for additional awards under the Plan.

     10. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee shall have the full power, discretion and authority to interpret and administer the Plan, except that the Committee shall have no power to determine the eligibility for awards or the timing, amount or terms of options to be granted to any director. The Committee's interpretations and actions shall, except as otherwise determined by the Board of Directors, be final, conclusive and binding on all persons for all purposes.

     11. MISCELLANEOUS PROVISIONS.

     (a) Changes in Capitalization and Similar Changes. In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged. The Committee in its sole discretion shall make any equitable adjustments as may be necessary. No fraction of a share of Common Stock shall be delivered if an adjustment in the number of shares is necessary. In the event of a spin-off, extraordinary dividend or other distribution or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options.

     (b) Non-Transferability. No award under the Plan, and no interest therein, shall be transferable by the director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (but only if permitting such transfer will not affect the status of the award under the Internal Revenue Code). Any purported transfer contrary to this provision will nullify the award.

     (c) Amendment or Termination of the Plan. The Board of Directors may, at any time, amend or terminate the Plan provided, however, that the Plan may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No such amendment shall, without stockholder approval, increase the size of awards under the Plan or modify the requirements for eligibility to receive awards under the Plan. Also, no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of directors affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

     (d) Rights of Directors. Nothing in the Plan or in any award shall confer upon any director the right to be nominated for reelection to the Board.

     (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

- --------------------------------------------------------------------------------

     PROXY
     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK
     CORPORATION

         The undersigned hereby appoints J. F. Reichert, J. P. Reilly, and
     D. M. Yaconetti, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 1994 or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

      1. ELECTION OF DIRECTORS      / / FOR the following nominees for terms         / / WITHHOLD AUTHORITY to vote for
                                        expiring in 1997: M. J. Callahan, J. F.          all nominees or their alternates
                                        Reichert and R. W. Schipke (except as
                                        marked to the contrary) or for
                                        alternate(s) designated by the Board of
                                        Directors

(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

     ---------------------------------------------------------------------

      2. Approval of 1994 Stock Option Plan for Non-Employee
     Directors:                  FOR / /   AGAINST / /   ABSTAIN n

      3. Ratification of Auditors        FOR / /   AGAINST / /   ABSTAIN //

      4. In their discretion on such other business as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

        PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN
                              ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

              (Continued from other side)
     Dated     , 1994

     -------------------------------------------------------------------
     -------------------------------------------------------------------

         (Signature of Stockholder)   (Signature of
     Stockholder)

     Please sign as your name or names appear
     above, date and mail this proxy promptly in
     the enclosed return envelope. If your stock is
     held in joint tenancy, both joint tenants must
     sign. Executors, administrators, trustees,
     etc. should give full title as such. If
     executed by a corporation, a duly authorized
     officer should sign.
- --------------------------------------------------------------------------------

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK CORPORATION

The undersigned hereby appoints J. F. Reichert, J. P. Reilly, and D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 1994 or any adjournment thereof.

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

  IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                                       BRUNSWICK CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                                               For All
1.  Election of Directors -      For Withheld  Except Nominee(s) Written Below    3.  Ratification of     For   Against  Abstain
    Nominees: M.J. Callahan,     / /     / /      / /        _________________        Auditors.           / /   / /      / /
    J.F. Reichert and R. W.
    Schipke.

2.  Approval of 1994 Stock       For   Against   Abstain                          4. In their discretion on such other business
    Option Plan for Non-         / /    / /      / /                                 as may properly come before the meeting.
    Employee Directors.

                                 A VOTE FOR ITEM 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS

                                                                                  ________________________________
                                                                                  Signature
                                                                                  Dated:_____________________,1994
                                                                                  NOTE: Please sign exactly as
                                                                                  name appears on this proxy, date
                                                                                  and mail this proxy promptly in
                                                                                  the enclosed return envelope so
                                                                                  that it is received prior to the
                                                                                  meeting. These confidential voting
                                                                                  instructions will be seen only by
                                                                                  authorized personnel of the
                                                                                  Trustee and its tabulator.

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK CORPORATION

The undersigned hereby appoints J. F. Reichert, J. P. Reilly, and D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 1994 or any adjournment thereof.

BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK, N.A. (THE "TRUSTEE") TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THE BRUNSWICK RETIREMENT SAVINGS PLANS. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF YOU DO NOT RETURN THIS FORM BY APRIL 25, 1994, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

      IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.





                            BRUNSWICK CORPORATION
       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  / /

1. Election of Directors -                          For All                              3. Ratification of
   Nominees: M.J. Callahan           For  Withheld  Except Nominee(s) Written below         Auditors.         For  Against  Abstain
   J.F. Reichert and                 / /     / /     / /  ________________________                             / /     / /     / /
   R.W. Schipke.

2. Approval of 1994 Stock Option     For  Against  Abstain                               4. In their discretion on such other
   Plan for Non-Employee Directors.   / /    / /    / /                                     business as may properly come before
                                                                                            the meeting.

                                     A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                         _________________________________________
                                                                                         Signature
                                                                                         Dated: ____________________________, 1994
                                                                                         NOTE: Please sign exactly as name appears
                                                                                         on this proxy, date and mail this proxy
                                                                                         promptly in the enclosed return envelope
                                                                                         so that it is received prior to the
                                                                                         meeting.  These confidential voting
                                                                                         instructions will be seen only by
                                                                                         authorized personnel of the Trustee and
                                                                                         its tabulator.



PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK CORPORATION

The undersigned hereby appoints J. F. Reichert, J. P. Reilly, and
D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual
Meeting of Stockholders to be held on April 27, 1994 or any adjournment thereof.

BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK N.A. (THE "TRUSTEE") TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THE SEA RAY EMPLOYEES' STOCK OWNERSHIP AND PROFIT SHARING PLAN. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF YOU DO NOT RETURN THIS FORM BY APRIL 25, 1994, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

      IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                            BRUNSWICK CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

                                                          For All
1. Election of Directors-                  For  Withheld  Except Nominee(s) Written Below   3. Ratification of   For Against Abstain
   Nominees: M.J. Callahan, J.F. Reichert  / /    / /     / /  _________________________       Auditors.        / /   / /   / /
   and  R.W. Schipke.

2. Approval of 1994 Stock Option Plan       For  Against  Abstain
   for Non-Employee Directors.              / /     / /    / /                               4. In their discretion on such other
                                                                                                business as may properly come before
                                                                                                the meeting.

                                            A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.


                                                                                            ______________________________________
                                                                                            Signature
                                                                                            Dated: _________________________, 1994

                                                                                            NOTE: Please sign exactly as name
                                                                                            appears on this proxy, date and mail
                                                                                            this proxy promptly in the enclosed
                                                                                            return envelope so that it is received
                                                                                            prior to the meeting.  These
                                                                                            confidential voting instructions will be
                                                                                            seen only by authorized personnel of the
                                                                                            Trustee and its tabulator.
